AXS Investments LLC

181 Westchester Avenue, Ste. 402

Port Chester, NY 10573

October 12, 2020

To Whom It May Concern:

Pursuant to the Agreements by and between Cedar Capital, LLC (“Cedar Capital”) and Refinitiv US LLC (“Refinitiv”), Refinitiv has been providing certain services to Cedar.

The purpose of this letter is to set out the parties’ intent that Cedar’s interest in and to the Agreements be novated, assigned to and assumed by AXS Investments LLC (“AXS”) with effect from the effective date of this Agreement (the “Effective Date”). The Effective Date shall be the date of the occurrence of the conversion of the Leland Thomson Reuters Venture Capital Index Fund and the Leland Thomson Reuters Private Equity Buyout Index Fund (collectively, the “Leland Funds”) to the AXS Thomson Reuters Venture Capital Return Tracker Fund and the AXS Thomson Reuters Private Equity Return Tracker Fund (collectively, the “AXS Funds”), respectively.

In consideration of the terms set out herein, the parties agree that:

(i)	Cedar irrevocably assigns and transfers to AXS all of Cedar’s right, title and interest in and to the Agreements;

(ii)	AXS unconditionally accepts such assignment and assumes all of Cedar’s obligations under the Agreements;

(iii)	Cedar be released from all obligations and liability thereunder with effect from the Effective Date;

(iv)	the Agreements be read and construed as if AXS had been named therein and substituted for Cedar with effect from the Effective Date;

(v)	AXS assumes all the obligations of Cedar under or in relation to the Agreements as though it had been the original party thereto in place of Cedar effect from the Effective Date; and

(vi)	it is understood that AXS accepts any liability for a previous breach of the Agreements by Cedar and/or for any outstanding obligations on the part of Cedar under the Agreements, including, without limitation, any outstanding payment obligations which will be invoiced to AXS at the address set forth above.

For purpose of clarity, Users under the Agreements are individuals employed by AXS or contractors acting under the direction of AXS in the ordinary course of AXS’s business.

All other terms and conditions of the Agreements remain unchanged.

The terms and conditions reflected herein shall be deemed a part of the Agreements, and to the extent these conflict with those in the Agreements, the terms herein shall govern. As modified, the Agreements remains in full force and effect.

Refinitiv US LLC

/s/ Dhannja Singh	10/12/20

Name: Dhannia Singh	Date

Cedar Capital, LLC

/s/ Yash Patel	10/12/20

Name: Yash Patel	Date

AXS Investments LLC

/s/ Russell Tencer	10/12/20

Name: Russell Tencer	Date